MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the APAC First Quarter 2008 Earnings Results Conference Call. As a reminder, today’s conference is being recorded.

At this time, I would like to turn the call over to Ms. Jody Burfening of LHA. Please go ahead, ma’am.

Jody Burfening, Managing Director, Principal/New York Office – Lippert/Heilshorn & Associates

Thank you, operator. Good morning and welcome to the 2008 first quarter conference call for APAC Customer Services. We have previously sent copies of our earnings release to the call participants. If you have not received a copy, please call Lippert/Heilshorn at area code 212-838-3777.

Company representatives on today’s call are Ted Schwartz, Chairman of the Board; Mike Marrow, President and Chief Executive Officer; and George Hepburn, Senior Vice President and Chief Financial Officer. The agenda for today’s call will include introductions from Mr. Schwartz and Mr. Marrow, a financial review by Mr. Hepburn, and business update by Mr. Marrow and a Q&A session.

Before starting the call, I would like to point out that today’s conference call and webcast are accompanied by presentation slides. To view the slides, please go to Investor Relations homepage of the APAC website at www.apaccustomerservices.com. Click on “webcasts”, and then click on the downloadable PDF shown on the following page.

I would also like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties, and other factors that could cause company’s actual results to differ materially.

Today’s earnings release and the company’s Annual Report on Form 10-K for the year ended December 30, 2007 discuss some of these factors. The company’s forward-looking statements speak only as of today’s date.

To supplement the company’s consolidated financial statements, the company uses certain measures defined as non-GAAP financial measures by the SEC. A reconciliation of these results to GAAP is attached to today’s earnings release and additional information can be found in the company’s Annual Report on Form 10-K for the year ended December 30, 2007.

With that, I would now like to turn the call over to Ted. Good morning, Ted.

Theodore G. Schwartz, Founder and Chairman

Good morning. Thank you, Jody, and good morning everyone. As you recall, I’m the Founder and Chairman of APAC. And in the company’s fourth quarter call, I talked about the efforts of the APAC Board of Directors and the focus of APAC’s Board of Directors and its transition committee to return the company to its former lore and to the objectives and the goals that were set out by the Board of Directors relative to returning APAC to its potential and what it could be.

I also announced the appointment of a new President and CEO to take lead in leveraging our highly respected brand, building a pipeline for future growth, and returning our business to industry level EBITDA margins. Mike Marrow officially joined us in late February, and it’s a pleasure for me to introduce Mike to you now. He is an industry veteran and seasoned operator with a great track record and an outstanding knowledge of our industry.

Since arriving at APAC, he’s been building a very strong management team that he will talk to you about and working to the goals that I just mentioned.

I’m confident and sure you’ll agree that Mike is the right leader for our company and that he is already having a very positive impact on APAC. And with that, I introduce to you Mike Marrow.

Michael P. Marrow, President and Chief Executive Officer

Well, thanks Ted. I appreciate it. And I’m very excited to be here. We have a terrific team here at APAC. There’s a tremendous amount of enthusiasm for the things we’re doing. We’re laser-focused on delivering high-quality services to our clients as well as the financial results our shareholders expect and deserve, and we’re quickly getting back to our roots as a results-oriented company.

With that in mind, we’re going to get right to the point. George Hepburn, our CFO, will walk us through the first quarter results we announced today. Following that, we’ll summarize the activities that drove our first quarter performance and I will close with an overview of the initiatives we’ve undertaken to drive future performance.

Of course, we’ll open up for questions following the presentation of the call. George, let’s go.

George H. Hepburn, III, Senior Vice President and Chief Financial Officer

Thanks Mike. Good morning. For those of you following along via the webcast, I would like to start on page five of the PowerPoint Presentation. First quarter 2008 revenue of 63.5 million was up 21.3% from 52.4 million in the first quarter of 2007 reflecting improvements in both our domestic and offshore revenue sources. The domestic growth is primarily attributable to the addition of the second UPS facility, which we began servicing in the second quarter last year. Offshore revenue was up 47% due to increased revenues from client growth into our expanded capacity.

Gross profit was 7.8 million with a gross margin of 12.2% compared to 6.3 million or 12.1% gross margin in the prior-year quarter. This improvement is the highest gross profit contribution in gross margin we have delivered since the fourth quarter of 2006 and demonstrates some of the improvements we have been making.

For the first quarter 2008, we had a net loss of 4 million or $0.08 per fully diluted share compared to net income of 15.2 million or $0.30 per fully diluted share in the first quarter of 2007. Both quarters had some non-recurring items I would like to call out. In the first quarter 2008, we incurred over 2.3 million in restructuring and other charges primarily associated with the retirement of our former CEO and severance related costs.

While in the first quarter last year, we had 17.6 million in tax benefits relating to the settlement of our dispute with the IRS over the deductibility of the 2002 write-off for tax purposes of the remaining investment in ITI Holdings, Inc.

In just a moment, I’m going to talk to you about some of the other items that impacted us this quarter, but moving on to adjusted EBITDA, we improved the year-over-year quarter by 59.6% to 2.7 million from 1.7 million, primarily due to the growth in revenues. Although, we saw our debt levels increase to the mid- to upper-20s in 2007, this quarter we were able to reduce our net debt to 18.6 million.

This year-over-year quarter drop is primarily attributable to the reduction in DSO, but is also due to a 2.3 million reduction in capital expenditures excluding the amounts funded by our landlord in Davenport.

In terms of sequential performance on page six of the PowerPoint Presentation, we’re showing similar improvements in a number of areas. Revenue increased by 1.9 million or 3% in the first quarter of 2008, as we did not have the seasonal decrease we experienced last year. This growth came without adding a large number of new seats as we improved the productivity of our existing operations.

One of the areas we are most pleased with in our results is the quarter-to-quarter improvement in gross profit margins, from 9.5% in Q4 2007 to 12.2% in this quarter. While we are not satisfied with the absolute margin number, we’re pleased to see continued progress and with the actions Mike will talk about in a few moments, we expect to see continued improvement in this area.

As I mentioned earlier, our net loss was 4 million, off 2.1 million from the fourth quarter loss of 1.9 million, but this quarter included over 3 million of major cost items, which I will discuss in a minute.

Adjusted EBITDA quarter-to-quarter was down 0.3 million as the improvements in gross profit contribution were offset by the increases in SG&A expenses, primarily from compensation-related expenses.

Finally, net debt improved 6.3 million from 2007 year end’s level of 24.9 million. The big decrease was from improving performance and better use of working capital as we reduced DSO to 43 days and cash capital expenditures by 2.3 million.

As I mentioned earlier, this quarter’s results included over 3 million in unusual costs. They included 1.4 million in expenses related to the retirement of the former CEO and the search of our new CEO, 1.2 million in severance related to the reduction in force of over 100 employees, and 0.5 million in non-deferrable costs associated with the evaluation of our capital structure and debt amendment.

The good news is that we were able to accomplish one of our top goals this quarter, which was to refinance our current debt and establish a more cost-effective borrowing arrangement, which we completed yesterday with PNC Bank.

Before giving you a quick overview of our new banking arrangement, let me say that it is great to be working with the team at PNC. Throughout the process, they demonstrated a strong level of commitment and support for APAC, particularly during a time when the credit market has been under a lot of pressure.

Our arrangement with PNC is for a three-year 40 million revolving loan facility. Our pricing is based on an asset-based arrangement and also has a credit enhancement feature that has been provided to PNC by TCS Global Holdings LP, an affiliate of our Chairman and Principal shareholder. The savings from this new facility will be in the order of 3% lower all-in cost of debt, in addition to the million dollar reduction in the first year – in addition, a reduction of approximately 1 million in first year interest expense.

The new agreement has fewer and more flexible covenants, which are more in line with our growth plans. For more information on the agreements, please see the 8-K that we filed this morning.

Before I close on this subject, I would like to mention that as a consequence of the refinancing and per GAAP, we wrote off deferred fees and costs associated with the prior banking relationships and had to expense prepayment penalties. These totaled approximately 1.8 million, the majority of which is non-cash.

These costs will be reflected in our second quarter results. The benefit of lower interest costs will offset some of this, but as you might expect the full benefit of lower cost debt will not be seen until the third quarter. At this point, I would like to turn the call back over to Mike.

Michael P. Marrow, President and Chief Executive Officer

Okay great. Thanks, George. I appreciate it. So those were the numbers. Let’s move on and talk about the actions that produced these results, as well as some of the additional initiatives we’re currently working on. So first with respect to the accomplishments listed on page nine of the presentation, we have strengthened our management team.

In the two months I’ve been at APAC, we brought on some tremendous talent, and we’ll continue to do so to ensure that we’re well equipped to service our clients, as we grow our business. We’re very fortunate that Art DiBari joined us as our Senior Vice President of Operations.

In addition, Mark Anderson has joined as Senior Vice President of Sales and Marketing; and finally, Doug Almond has joined us as our new Vice President of International Operations.

Art is known as one of the top operators in the call center industry, Mark has a long and successful track record as a sales leader, and Doug has nearly 20 years of call center experience, much of that in offshore locations.

Next, we’ve renewed our UPS contract. Last week, we signed a 5-year renewal with UPS, which as you know is the world’s leading package delivery company, as well as a leading global provider of specialized transportation and logistics services. UPS is a great organization, we’ve worked with them for many years, and we’re very honored to provide services for them.

As George mentioned, we signed a new banking agreement with PNC, getting this three-year $40 million revolving credit facility is a key step for us. We should see savings on interest payments of approximately $1 million in the first year alone. We are delighted to have the opportunity to work with an organization like PNC that sees how promising our prospects are. We’ve acted on over $4 million in annualized cost savings. So 4 million in annualized cost savings is a great number, but we are just getting started.

We have a number of additional cost savings and profit improvement measures in the works. Those include actions such as migrating staff work to Manila, renegotiating supplier contracts, improving space utilization, reducing labor costs through improved efficiencies. To make sure we stay focused on each and every one of these items, our senior managers meet weekly with our customer care site leaders for an action-by-action review.

We do expect to take some additional charges in the second quarter related to some of these cost-savings measures. For example, there will be costs associated with the refinancing and potentially some additional severance costs.

So we’ve improved our DSOs from 51 days to 43 days. This is a great example of what can be accomplished in a short amount of time when we really focus. We have put processes in place to continue to keep our DSOs down. This will have a real impact on reducing the amount of money we need to borrow and will help us accelerate our return to profitability.

Next, we have refocused sales and operations with Art and Mark in place. We’ve been able to take some significant steps to redirect our sales and operations teams. As it should be, sales is now focused solely on relationship building and new business; operations is focused on service delivery. Clients no longer need to navigate the organization, when they have a need, they go directly to the people who deliver the services to them on a day-to-day basis.

As you all know, improving profitability and improving service delivery go hand-in-hand, they are both indicators of a well-run business. To ensure we continue to enhance our service delivery, we’ve implemented formal, weekly service delivery reviews. These reviews are fostering a proactive management approach to understanding and delivering on our clients’ expectations.

Next, we have established firm expectations for profit improvements by site. This is an important step to enhancing our results. In total, we run nine domestic and three offshore sites with a total of approximately 7,500 seats. It’s important that everyone knows where they are today, and where they need to be in three months, six months, and a year.

We have also set firm expectations for service delivery by client. As I just mentioned, everyone in our organization knows where they stand today and where they need to be. Art DiBari hosts a weekly meeting with the service delivery managers to drill down on our performance by client, by site. I participate in that meeting as well.

Most importantly, we have conducted an appraisal of client satisfaction. Art, Mark, and I have been on the road for the last couple of months. We’ve visited every client we work with and every one of our sites, both domestically and in the Philippines. I can report to you that our clients have told me over and over again that they like working with APAC and that they have confidence in our ability to service their customers. I will also tell you that we have some operational improvements to make. This was not a surprise. I am committed to making those improvements as is Art, and we are doing it.

So with that overview, let’s turn to our company’s initiatives, which are listed on page 10 of our presentation. So moving on to our 2008 initiatives, at APAC, we believe there are four key drivers to our success. Number one is client satisfaction; number two is profitability; number three is growth; and number four is employee satisfaction. Our initiatives are linked to those four key drivers. We have many, many initiatives underway, but I will try to give you a sense of what they are through the following four buckets.

So our first set of initiatives relates to our goal of confirming client satisfaction through organic growth. We believe there is no better measure of our performance than the willingness of our clients to expand their business with us. As you can imagine, there are many, many things that go into this, but they all have to do with listening to our clients, driving efficiencies, and operational execution.

Our second set of initiatives support our goal of returning to profitability later this year. With the work we have underway, I am confident that we will deliver on this. As I mentioned earlier, we made strides in the first quarter, we are making additional strides in the second quarter. There are some one-time charges that we will incur, but these actions are setting us up to achieve our ultimate profitability goals. Again there are many, many activities underway as part of this overall initiative.

Our third set of initiatives relates to our goal of confirming APAC’s brand equity and reputation by winning business with new logo companies. New logos are the seeds of our future organic growth. Mark Anderson has organized a terrific team of sales executives, and they’re getting quick traction. We are talking of prospects in the communications, travel, healthcare, and financial services industries.

Our fourth set of initiatives supports our goal of expanding APAC’s talent base in all geographies. We must do this in order to service our existing and future clients as we continue to grow. In addition, our management team has historically been based in the U.S., while many of our clients have a significant amount of work ongoing in the Philippines and elsewhere, in fact some have 100% of the work they do with APAC in the Philippines.

As a result, it’s imperative that we grow our management team in the Philippines. We should have both service delivery executives and sales executives in all the geographies where we service our clients, domestic and international.

Part of our realignment of the sales and operations has already started to create some new leadership roles for our managers in the Philippines. This is working out very well. So we believe very strongly that these initiatives will produce winning results for all our constituents including our clients, our shareholders, and our employees.

So operator, I think we’re now ready to open up and take some questions.

QUESTION AND ANSWER SECTION

Operator: Thank you very much, sir. [Operator Instructions]. And our first question today will come from Tom Smith with First Analysis. Please go ahead.

<Q – Tom Smith>: Hi, guys.

<A – Michael Marrow>: Good morning, Tom.

<A – George Hepburn, III>: Morning.

<Q – Tom Smith>: I had a question on – since I get a pretty good pay down of your debt for the quarter, what are your expectations on paying down debt going forward? I think it seems a lot of it was because of the improvement in DSOs, I’m just wondering if that is sustainable or what targets you might have out there?

<A – George Hepburn, III>: This is George. We expect that as a result of some of the improvements in our billing processes and billing system that we should be able to maintain a DSO in the 40s. So I wouldn’t say that that is a temporary situation. On the other hand, as we continue to improve performance and generate earnings, we are going to expect to begin to pay down that debt. So debt is still a focus for us. We’d like to keep that as low as possible but we are in a situation now where we have a new facility to help us grow, should we expand and need more facility space.

<Q – Tom Smith>: Okay. And then you mentioned some future restructuring and it sounds like – you said you laid off some people during the quarter. Are there more layoffs going forward or what other types of restructuring besides the – I mean, I know you mentioned the deferred finance charges, but what other charges going ahead?

<A – Michael Marrow >: Yes. We did. I think we mentioned that we had reduction in force of about 100 plus people in the first quarter. As we continue to drive efficiencies within the organization, we will see, obviously, some reductions in some of our costs along – the personal costs, I would think. So, yeah, there will probably be some additional severance costs.

I think a well-run organization is always looking at overhead where we have excess resources; sometimes we have the opportunity to redeploy them to where we have openings and other work, and sometimes we find we are just kind of overstaffed. So I would expect some of that probably on an ongoing basis if we are running the company well, although not to the extent that we saw in the first quarter. And obviously, the refinancing is a big nut in the second quarter.

<Q – Tom Smith>: Okay. And then just looking at the quarter, it looks – historically, your revenues come down a little bit sequentially and you kind of bucked that trend this quarter. And I was just wondering if you could comment on that? Anything in particular that helped you out or – and expectations as far as seasonality going forward?

<A – George Hepburn, III>: Yes. One thing, Tom, that has been a big factor for us between Q4 and Q1 in the last two years was the Medicare Part D business. We’re now into a less of a cycle up and down, although it does still fluctuate. So we did see less of an impact from Part D, between Q4 and Q1.

On the other hand, this year we had more sustainable growth. In 2007, we were flat off-shore, because of the issues we had opening the third facility. So I think what you’re seeing is, we should be able to grow quarter-to-quarter. And even in a quarter where we’ve had some seasonality, we were able to grow through that.

<Q – Tom Smith>: Okay, so you would expect sequential growth on your revenue going forward for ‘08?

<A – George Hepburn, III>: We’re not talking about specific quarterly revenue streams yet, Tom. The first quarter is still a strong quarter for some of the healthcare clients, and so we’re still taking a look at what the quarterly revenues would look at; we’re not giving specific guidance.

<Q – Tom Smith>: Okay. And then I guess on the agreement with UPS, were there any material changes to that contract? Are you doing any more business with them or, I guess, can you comment on that?

<A – George Hepburn, III>: UPS awarded us that second site last year. We memorialized two facilities we have. We shored up the relationship for another five. But, as is our policy, Tom, we don’t talk specifically about the terms of the agreements with our clients. I will say that our relationship is strong and frankly, every quarterly meeting and review we have with them, we’re constantly asking for more business.

<Q – Tom Smith>: Okay. Great. Thanks a lot.

Operator: And moving on, our next question will come from Wells Capital, Mark Cooper. Your line is open. Please go ahead.

<Q – Mark Cooper>: Thank you, good morning.

<A – George Hepburn, III>: Good morning, Mark.

<Q – Mark Cooper>: George, I’m a little – trying the button down what the charges are, there’s total of 3.1 million, and 2.3 million of those are broken out on their own line and then another 700,000 somewhere else on the income statement, is that correct?

<A – George Hepburn, III>: That’s correct.

<Q – Mark Cooper>: And would that be in the SG&A line?

<A – George Hepburn, III>: Yes. Some of it is in SG&A. That’s where the majority of it is. The fact is that restructuring and other charges are specific geography activities related to things like severance and other one-times. Some of the other costs that – there was an over a 0.5 million more relative to – we issued some warrants under one of the amendments, that’s not in that line. And then also as a normal cost, some of the recruiting and fees associated with bringing Mike onboard ran through straight SG&A.

<Q – Mark Cooper>: Okay. But, generally speaking, if you whack those out with an operating break-even quarter, is that right?

<A – George Hepburn, III>: Pretty close.

<Q – Mark Cooper>: Must have been close to it, yes.

<A – George Hepburn, III>: Yes, pretty close.

<Q – Mark Cooper>: On the earlier question about debt, this is somewhat related – with respect to the TCS fees for the credit enhancement, how soon can you dispense with that? Is that for the term of the loan or is there hurdles that if you reach, you don’t have to have that?

<A – George Hepburn, III>: Yes, that’s a great question, Mark. This was structured with a goal to be able to move away from that credit enhancement facility as early as with the filing of our year-end financials. But there are some criteria that need to be met in order for that to happen.

<Q – Mark Cooper>: And, I mean I’ve only got through part of the 8-Ks, are those – am I going to be able to find those?

<A – George Hepburn, III>: Yes.

<Q – Mark Cooper>: Okay.

<A – George Hepburn, III>: Specifics are there. It has to do with availability and trailing EBITDA and so forth.

<Q – Mark Cooper>: Okay. And then one other item that I believe that you had disclosed in the past or at least talked about and published, and I haven’t seen it here – I may be looking in the wrong place. It’s just an annualized revenue per seat. I believe in the fourth quarter of ‘07, on the domestic side it was 43,000, and on the off-shore side it was 17. And those are a little bit different than just the raw revenue divided by seat numbers that you provide, they were slightly different. Is the company disclosing those or not any more?

<A – George Hepburn, III>: We found that – in the past, we’d provided that information. And we don’t see it being provided necessarily by all of our competitors, and frankly you can calculate somewhat of a sensitive set of information out of that, so we backed off from disclosing that. I will tell you that – that it is up from the prior quarter, but on a go-forward basis, we’re not going to disclose that information any more.

<Q – Mark Cooper>: Okay. And then, my last question is with respect to the labor pool kind of a reduction that Ted had talked about in the previous calls, that you’ve mentioned in the Philippines, how that is coming along in terms of cost of labor and poaching and that sort of thing?

<A – Michael Marrow>: I think there is – this is Mike. There is a terrific workforce in the Philippines. I have been involved with other organizations there besides APAC. The people in the Philippines want the same thing as people do everywhere else in the world. They want an employer who treats them fairly, pays them appropriately, and gives them opportunities. Wherever you go there is poaching of personnel. So if we treat our people right and we manage them well and they have a great place where they come to work every day, they are going to be less inclined to even go out looking for other opportunities. So, I’m a big fan of the Philippines. I’m a big fan of our workforce there and I think we’re in great shape.

Operator: Anything else, sir?

<Q – Mark Cooper>: No, thank you.

Operator: And moving on we’ll hear from Al Tobia from Sidus for our next question. Please go ahead.

<Q – Alfred Tobia>: Hi, George, question for you here; maybe if you could just do me a favor and touch on the high points so I don’t have to read through the debt covenants. Is there a CapEx limitation and EBITDA targets and is there a restriction for buying stock back?

<A – George Hepburn, III>: On all three of those, yes, there is a CapEx covenant in the agreement. It is very similar to the current arrangement, although it provides us more flexibility on a go forward basis. The – there is no EBITDA covenant in the new deal.

<Q – Alfred Tobia>: Okay.

<A – George Hepburn, III>: And we are limited in buying back our stock.

<Q – Alfred Tobia>: Okay. So you mean you can only buy back to offset option issuance or something, or you just can’t buy back?

<A – George Hepburn, III>: We cannot buy back.

<Q – Alfred Tobia>: Okay. And just so I understand – on the idea about Reg D and the flow of Reg D, if I look at the first quarter, was Reg D more of a help this year versus last year or less of a help? Did it fall off more last year from Q4 to Q1?

<A – George Hepburn, III>: Hold on, Al, let me see what I’ve got on that.

<Q – Alfred Tobia>: Okay, then maybe for Mike while you are doing that, Mike, you talked a lot of things seem to me that they involve drilling into divisional and management level accountability of financial performance. Do you have the tools that you need to do that or are we going to have to do some kind of a financial tools implementation like an Oracle system or something, or do you have the tools that you need to get the numbers you need at the right time?

<A – Michael Marrow>: Yeah, absolutely we have the tools. One of the things that we’ve implemented a couple months ago is a side-by-side weekly financial flash report. So we drill down to the client level at the site level every week. I was actually on that call this morning before this one, and we have all the information we need.

As a matter of fact, I am – one of the things that I was really pleasantly surprised with is the level of detail and the amount of information available. So we don’t have to go out and buy new systems and we don’t have to reinvent a lot of things.

<Q – Alfred Tobia>: Okay. Now just so I am comfortable, what is going on in terms of what I’m hearing, George. If I – Mike’s salary or the cost of bringing Mike in, not Mike’s salary, but the cost to bring him in. That hit on the SG&A line, or was that an one-time? Was it, there was – because, I did not really get that one clarification?

<A – George Hepburn, III>: The recruiting fees associated with bringing Mike on are in SG&A.

<Q – Alfred Tobia>: Okay. And so, were those recruiting fees pulled out of the – out as a one-time when you did the one-time or no?

<A – George Hepburn, III>: Yes.

<Q – Alfred Tobia>: They were. Okay, fine. Okay, that’s fine. So you are roughly running around breakeven? If I ex this out – the question I had was, Mike mentioned 4 million or $1 million on a quarterly operating savings, my assumption is operating doesn’t have anything to do with the debt savings. So if I take a look at kind of an estimate of quarterly savings, pre-tax savings, there should be roughly 1 million in debt and 1 million in operations with more work coming on the operating savings line. Is that right?

<A – George Hepburn, III>: Well, just to sort of set it straight – I think he is talking about 1 million in operating savings.

<Q – Alfred Tobia>: Right.

<A – George Hepburn, III>: And the debt was 1 million for the year.

<Q – Alfred Tobia>: Okay. Better – okay, better said. But those are separate items, correct?

<A – George Hepburn, III>: That’s right.

<Q – Alfred Tobia>: Thanks.

<A – George Hepburn, III>: The Part D numbers for you, the decline was much greater Q4 ‘06 to Q1 ‘07 than it was in ‘07 to ‘08, by over 1.5 million.

<Q – Alfred Tobia>: Okay.

<A – Michael Marrow>: And that has to do with the evolution and maturing of that program.

<A – George Hepburn, III>: That’s right.

Operator: At this time, we have one question remaining in the queue. [Operator Instructions]. And will now hear from Ron Chez, a private investor. Please go ahead.

<Q – Ron Chez>: Good morning.

<A – George Hepburn, III>: Good morning, Ron.

<A – Michael Marrow>: Hi, Ron.

<Q – Ron Chez>: You said that with regard to sales that you wanted to add new logos. I thought also in the past, Ted or somebody talked about the best opportunity being with existing customers. And so, would you comment on that? You commented about visiting everybody and customer satisfaction, isn’t the greatest opportunity to expand with new customers – with existing customers?

<A – Michael Marrow >: They’re both, what I would call tremendous opportunities. When I was speaking, I talked about a couple points. One was – and thanks for the question, Ron. One was to confirm our client satisfaction through organic growth. And absolutely it’s a great opportunity for us, we have a relationship. If we’re performing, we would hope to enjoy growth with our current client.

So if I went over that quickly, I apologize. I think that we do have opportunities; that’s a great – organic growth is, I think, the name of the game of this business. New logos on the other hand, as I have mentioned, are the seeds of our future organic growth. So it really is grow with the current clients, win new logos, and then grow with them as well.

<Q – Ron Chez>: You had – somebody was ask – thank you. Somebody was asking – so do you – one more part of that, do you think you have reasonable opportunities right now from what you’ve seen with existing clients to grow with them?

<A – Michael Marrow >: Yeah.

<Q – Ron Chez>: Is there a decent pipeline, can you see that?

<A – Michael Marrow >: Sure. The clients that we have and many of them – they are publicly known, who our clients are. They’re large organizations. They outsource a lot of work not only to us, but to others. And I look at it as – and they both continue to increase the amount of work they outsource, as well as, quite frankly, they move work around from one outsource organization to another.

And our position is, we need to be on our A game on a regular basis so that when another vendor stumbles, we are there to catch that work. And when our clients are looking at increasing the outsource, we are the first name on their list. It’s all about service delivery and execution.

By the way, when you – just going back to the organic versus the new logo work for just a moment, one of the things we’ve done with our sales team is we actually now have two components. We have what we refer to as our Client Solutions Group, and those are what would traditionally be sort of your farmer salespeople, they’re relationship building, listening to our current clients, listening for their needs, and where we can help them with their needs, and then we have a group that is pure new logo, and they have an entirely different mission.

<Q – Ron Chez>: How many of those are there in each case, if you want to say?

<A – Michael Marrow >: I don’t have the exact head count, but it’s a smaller group than we had a few months back for sure.

<Q – Ron Chez>: Smaller overall between the two?

<A – Michael Marrow >: It is smaller overall between the two, and a lot of that is because the sales group prior to a couple of months ago was really heavily involved in operations, and as I had said we’ve sort of realigned, operations is focused on service delivery night and day and in their dreams, and the sales folks are focused on relationship building, finding out where our clients have additional needs as well as going after new logos. As we continue to grow the organization, we will have additional people training both the base sales group as we bring on new clients as well as – I would expect we’ll probably grow the hunter group by a few people – that always will be a relatively small group.

<Q – Ron Chez>: The new logo?

<A – Michael Marrow >: New logos, yes. If you have really good people, you don’t need a whole lot of them.

<Q – Ron Chez>: And it seems George, it seems like the change with regard to focusing the sales people on sales and getting them out of ops, it sounds like that’s a particularly constructive and obvious thing to do. Is that really the case?

<A – George Hepburn, III>: Yeah. I think – I think it’s made a big difference to be pushing everyone on the same side of the box.

<Q – Ron Chez>: So that is one of the examples of changes that you guys have made very quickly. Right?

<A – George Hepburn, III>: Yes.

<Q – Ron Chez>: You talked or somebody asked you a question and you said you were very enthusiastic about the Philippines workforce, Mike and your experience there. Is one of the primary measures I remember this from a couple of years ago measuring attrition, not just in the Philippines but domestically?

<A – Michael Marrow>: Sure. Yeah. Attrition is an important number in all of our sites, as it is it with really any company in any industry. People gain experience, they become efficient, and when you have to replace them, there is a cost to it both in the cost to bring on new people as well as the cost in lost expertise and efficiency. And attrition is a number that is calculated differently by virtually every company in this business, and I’m hesitant to – I’m inclined that that’s a number that because it’s a highly competitive number as well, I’m inclined to not put that number out in the future. I will tell you that in the first quarter we saw improvements in attrition across virtually all our locations, both domestic and international.

<Q – Ron Chez>: In – thank you. In the interest of time, just one more question, would you comment on – based on your experience and your associates, what kind of a pre-tax goal as a percentage of sales you have either established, are going to establish or believe is attainable based on your past experience?

<A – Michael Marrow>: Well, I think we are a little bit early in the game for that. We had said that we’re not going to give any specific guidance. I would expect to do more of that later in the year. What I will say is that we would expect to – if you look at our competitors, we would expect to be sort of in the norm for the industry.

<Q – Ron Chez>: But you’ll talk about this more later on?

<A – Michael Marrow>: I will.

<Q – Ron Chez>: Okay.

<A – Michael Marrow>: Absolutely.

<Q – Ron Chez>: I am sorry, just one more question. How did your actual results in the first quarter, just in general, not with specific numbers compared to what you guys had planned for the first quarter, did you exceed expectations or did you not?

<A – George Hepburn, III>: We actually did a little better than we anticipated, and we had some momentum coming out of the end of the year...

<Q – Ron Chez>: Okay.

<A – George Hepburn, III>: On revenues. Revenues were up.

<A – Michael Marrow>: Yeah, we were pleased that – these one time costs and so on; some of them were anticipated some weren’t but we felt very good about the first quarter and the momentum that is within the organization.

<Q – Ron Chez>: Keep moving it north.

<A – Michael Marrow>: That’s the intention. Thank you.

<Q – Ron Chez>: Okay.

<A – George Hepburn, III>: I would like to correct something on a question that Al mentioned earlier on the change between Q4’06 and Q1’07 and then the Q1’08 numbers on that Part-D business. The actual year-to-year change was closer to 3 million not 1.5. So the decline from the prior year was much greater than we saw in Q1 of ‘08.

Operator: [Operator Instructions]. And we will now go back to Sidus with Mr. Al Tobia for our next question. Please go ahead.

<Q – Alfred Tobia>: Hi, George. Just to follow on that. What is – normally what do you see like normal seasonality as Q1 to Q2. And with Sykes I guess just haven’t reported a good quarter and at least Convergys’ I guess coming in at least in line with numbers. What’s your general take on the industry in the current economic environment that we’re in?

<A – George Hepburn, III>: Well, the – I think in a period of time where the economy is tough, our industry should generally see more opportunity. It’s a time where companies are still looking to reduce their cost, and although may initially see some pull back on marketing dollars and so forth. Generally as a recessionary environment lengthens companies look to outsource more. I would tell you we’re very pleased with what we’re seeing in terms of the opportunities in the marketplace as we have now put more feet on the streets sort of speak to go after some of these opportunities.

<Q – Alfred Tobia>: Okay. And then just to follow-up. I know you guys don’t want to give target business models. But can I just ask a question – of Mike in terms looking at yourself versus the other companies in the industry, how much of an impact does revenue scale have on you? So if you are comparing against a Teletech or a Sykes who has revenue levels of 5 or 6 times larger than yours. How much of scale is a limiting factor in terms of getting to a target margin, and how – what kind of margin can you generate between now and then, like what is it critical mass level that can allow you to operate at a reasonable level of profitability?

<A – Michael Marrow>: I have been part of significantly smaller organizations as well as significantly larger organizations. I think we have the revenue base today sufficient for us to get to the margins we want. Of course as we head towards those margins, I would expect us to continue to grow, but we certainly don’t need to get 500 or a million or $1 billion to get to the margins we want. We’re of the size that I think is just fine. Right now, it is all about efficiencies within our organization versus – that’s number one versus a need for additional revenue to help us to get there.

<Q – Alfred Tobia>: Okay. Perfect. Thanks.

Operator: And at this time, there appear to be no further questions. I’d like to turn the call back to our speakers today for any additional or closing remarks.

Michael P. Marrow, President and Chief Executive Officer

All right. Great. So let me close by saying thank you for joining us on our call this morning. I have really enjoyed having a chance to speak with you and hear your thoughts and your questions. As we’ve just discussed, we are a results oriented company with a new sharper focus and a lot of improvement, initiatives underway. And I really look forward to giving you future updates on our progress. And once again, thank you very much.

Operator: Thank you everyone for your participation. That does conclude today’s conference. Everyone have a great day.

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